Penton Media, Inc.
First Quarter 2005
Performance and Operating Highlights

Quarter Ending March 31,

	2005	2004	$ Change	% Change
($ in thousands)
Revenues	$53,331	$52,791	$540	1.0%
Net Income (Loss)	$1,813	$(5,902)	$7,715	130.7%
Net Income (Loss) Applicable to Common	$(10)	$(11,095)	$11,085	99.9%
Stockholders
Adj EBITDA*	$15,510	$12,330	$3,180	25.8%
Adj EBITDA Margin	29.1%	23.4%

* Reconciliation to net income (loss) follows in this document

Q1 Performance Highlights

•	Reversal of the revenue decline of the past four years and revenue stabilization trend continues, with Q1 revenues up modestly against Q1 last year.

•	Continuing improved profit performance with a 26% increase in EBITDA and net income of $1.8M, up 131%, being reported (the first net income since Q4 2002 when the B2B media industry began to sink into recession).

•	Adjusted EBITDA margin climbed to 29.1% from 23.4% in Q1 2004.

Strategic Highlights

Management’s focus is to drive revenues and profits. Two of the company’s key strategies supporting these goals are to expand our portfolio so that we are offering media solutions across all platforms to every market we serve, and to continue to accelerate our eMedia business.

•	Online media continued to chart strong growth in the quarter, with revenues expanding about 20%.

•	Our market groups are selling greater volumes of customized programs that comprise integrated print, in-person and online media solutions.

•	Our market leading brands drive successful expansion of our business. Brands showing solid Q1 growth include: Machine Design, Medical Design, Hydraulics & Pneumatics, IndustryWeek, Electronic Design, Business Finance, Air Transport World, Natural Products Expo, Technology Conferences, Inc. (TCI), and iSeries NEWS.

Revenues by Product Line

} Publishing – Revenues down 2.5% to $32.7M from $33.5M in Q1 2004

• Publishing continues stabilization trend.

} Events – Revenues up 4.3% to $16.5M from $15.8M in Q1 2004

•	Results impacted by record performance for Penton’s largest trade show, Natural Products Expo West, and a shift in timing of three small conferences from the second quarter in 2004 to the first quarter this year. Adjusting for timing changes, events revenues declined 1%, or $0.2M.

} Online – Revenues up 19.8% to $4.1M from $3.4M in Q1 2004

•	Webcasts (Web-based conferences) one of fastest growing eMedia businesses, with 33% revenue growth against Q1 2004

•	51 webcasts produced in Q1 compared with 11 in Q1 2004

•	Continuing to see traction in Web site traffic with important relaunches and multiple new content offerings.

Reporting Segment Overview

} Lifestyle – Revenues up 4.0% or $0.7M with record revenues and profits of Natural Products Expo West

} Retail – Revenues up 5.1% or $0.2M due primarily to timing shift of convenience store market event into the quarter from Q2 in 2004

} Industry – Revenues up 1.4% or $0.2M due primarily to higher online media revenues. Online media results improved in all four market groups that comprise the segment, with the Diversified Manufacturing and Design/Engineering market groups showing greatest increases.

} Technology – Revenues down 4.4% or $0.6M due primarily to lower publishing and event revenues, partially offset by higher online media revenues.

Balance Sheet/Liquidity

Total senior debt of $332.5M was reduced in February to $327.0M as we repurchased $5.5M face value of our subordinated notes. The buyback also will reduce annual interest payments by $0.6M.

The Company does not expect liquidity issues going forward. As of 5-20-05, we have access to $39.8M of availability on our credit facility, and we are current on our bond interest payments.

Reconciliation of Net income (loss) to Consolidated Adjusted EBITDA
For Quarter Ending March 31,

	2005	2004
($ in thousands)
Net income (loss)	$1,813	$(5,902)
Interest expense	9,383	9,458
Provision for income taxes	778	764
Depreciation and amortization	2,267	2,848
EBITDA	14,241	7,168

Loan and Security Agreement Adjustments:
Restructuring and other charges	66	860
Executive separation costs	3	2,354
Non-cash compensation	11	123
Interest income	(30)	(86)
Discontinued operations	2,800	1,909
Gain on extinguishment of debt	(1,589)	—
Other, net	8	2
Consolidated Adjusted EBITDA	$15,510	$12,330